FIRST AMENDMENT TO THE
RIGHTS AGREEMENT OF
CONDUCTUS, INC.

THIS FIRST AMENDMENT TO THE RIGHTS AGREEMENT (the “Amendment”), amending that certain Rights Agreement dated January 29, 1998 (the “Rights Agreement”) by and between Conductus, Inc., a Delaware corporation (the “Company”) and Boston EquiServe L.P. (the “Rights Agent”), is made by and among the Company and the Rights Agent as of this 27th day of August, 1998.

WITNESSETH:

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement; and

WHEREAS, on May 29, 1998, the Board of Directors (the “Board”) of the Company determined it desirable and in the best interest of the Company to issue and sell shares of Series B Preferred Stock to certain new and existing stockholders of the company.  Therefore, the Board approved the amendment of certain provisions of the Rights Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.             Definitions.  Unless otherwise indicated herein, words and terms which are defined in the Rights Agreement shall have the same meaning where used herein.

2.             Amendment to Section 1.  The first paragraph of Section 1 of the Rights Agreement shall be amended and replaced in its entirety so that such section shall be and read as follows:

““Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan.  Notwithstanding the foregoing, (1) no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall so become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of an acquisition of

Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional 1% of the outstanding Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person”; (2) no Person shall become an “Acquiring Person” as the result of the purchase from the Company of Series B Preferred Stock and warrants to purchase Common Stock of the Company which increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall so become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of the purchase of Series B Preferred Stock and warrants to purchase Common Shares from the Company, and shall, after such share and warrant purchases become the Beneficial Owner of an additional 1% of the outstanding Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person;” and (3) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to have become an “Acquiring Person” for any purposes of this Agreement.”

3.             Agreement as Amended.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.  This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

4.             Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

CONDUCTUS, INC.

By:	/s/ Charles E. Shalvoy

Name:	Charles E. Shalvoy
Title:	President and Chief Executive Officer

BOSTON EQUISERVE L.P.
as Rights Agent

By:	/s/ Carol Mulvey-Eori

Name:	Carol Mulvey-Eori
Title:	Managing Director,
Client Administration